Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-44884, 333-74612, 333-98191, 333-116295, 333-135460, 333-135461, 333-148602, 333-152105, 333-157499, 333-161672, 333-167895, 333-167896 and 333-189710) pertaining to the 1998 Stock Incentive Plan, the 2000 Outside Director Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 2001 Non-Officer, Non Director Employee Stock Incentive Plan, the 2004 Stock Incentive Plan, the 2007 Equity Inducement Plan, the 2009 Equity Inducement Plan, the Amended and Restated 2004 Stock Incentive Plan, the 2010 Employee Stock Purchase Plan and the 2013 Stock Incentive Plan of The Medicines Company and Registration Statement (Form S-3 No. 333-139987) of our report dated May 28, 2013, relating to the statement of net revenues and direct expenses of the U.S. business of Recothrom, which is a product line of the Bristol-Myers Squibb Company, for the year ended December 31, 2012 (which report expresses an unqualified opinion on such statement of net revenues and direct expenses and includes an explanatory paragraph referring to the basis of presentation), included in this Current Report on Form 8-K of The Medicines Company.

/s/ Deloitte & Touche LLP

Parsippany, NJ

August 12, 2013